Exhibit 99
                     Press Release, dated September 25, 2002






















Contact:  Cathy Cooper
Washington Federal Savings
(206) 777-8246

FOR IMMEDIATE RELEASE


                          Roy Whitehead Adds Vice Chairman
                         Duties at Washington Federal, Inc.


Seattle - September 25, 2002 - Roy Whitehead has added the responsibilities of Vice Chairman at Washington Federal, Inc. and its wholly-owned subsidiary, Washington Federal Savings, announced Guy Pinkerton, Chairman of the Board. Whitehead, who joined Washington Federal Savings in September 1998, is a member of the board of directors of Washington Federal, Inc.
and continues as President and Chief Executive Officer of both entities.

"This is another step in the ongoing management succession plan at Washington Federal," said Pinkerton. "We continue to enjoy the benefit of Roy's expertise and look forward to his contributions as Vice Chairman."

Whitehead has 27 years of experience in the industry with both thrifts and banks. Most recently, he served as Regional Vice President with Wells Fargo Bank. Previously, he was President of First Interstate Bank of Colorado (now Wells Fargo), was Area President for First Union in the Tampa Bay area of Florida, and spent 13 years in Texas banking, where he began his career. He holds a degree in business administration and finance from the University of South Carolina and is a graduate of the Southwestern Graduate School of Banking.

Washington Federal Savings provides residential real estate loans, checking, money market accounts and certificates of deposit through 115 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and Colorado. Established in 1917, the Company reported
$7.1 billion in assets and $4.5 billion in deposits as of June 30, 2002.

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